                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            (AMENDMENT NO. _______)(1)


                               DRUGSTORE.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    26224102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)

         / /  Rule 13d-1(c)

         /X/  Rule 13d-1(d)


-------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 26224102                  13G                    Page 2 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------
                                6      SHARED VOTING POWER
   NUMBER OF                                                         6,313,633
    SHARES
 BENEFICIALLY                 --------------------------------------------------
    OWNED BY                     7      SOLE DISPOSITIVE POWER
     EACH                                                                    0
   REPORTING
  PERSON WITH                 --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                                     6,313,633

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,313,633
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         14.5%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26224102                  13G                    Page 3 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
                  ("KPCB VIII ASSOCIATES") 94-3240818
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) / /

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------

                                6      SHARED VOTING POWER
                                       6,679,233 shares of which 6,313,633
                                       shares are directly held by KPCB VIII and
   NUMBER OF                           365,600 shares are directly held by KPCB
    SHARES                             VIII Founders Fund, L.P., a California
 BENEFICIALLY                          limited partnership ("KPCB VIII FF").
    OWNED BY                           KPCB VIII Associates is the general
     EACH                              partner of KPCB VIII and KPCB VIII FF.
   REPORTING                  --------------------------------------------------
  PERSON WITH                   7      SOLE DISPOSITIVE POWER
                                                                             0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       6,679,233 shares of which 6,313,633
                                       shares are directly held by KPCB VIII and
                                       365,600 shares are directly held by KPCB
                                       VIII FF. KPCB VIII Associates is the
                                       general partner of KPCB VIII and KPCB
                                       VIII FF.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,679,233
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         15.4%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26224102                  13G                    Page 4 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------

                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are
                                       directly held by KPCB Life Sciences
                                       Zaibatsu Fund II, L.P., a California
                                       limited partnership ("KPCB ZF II"), and
                                       2,500 shares are directly held by KPCB
                                       IX Associates, LLC, a California limited
   NUMBER OF                           liability company ("KPCB IX
    SHARES                             Associates"). KPCB VIII Associates is
 BENEFICIALLY                          the general partner of KPCB VIII and
    OWNED BY                           KPCB VIII FF. KPCB VII Associates, L.P.,
     EACH                              a California limited partnership ("KPCB
   REPORTING                           VII Associates"), is the general partner
  PERSON WITH                          of KPCB ZF II. Mr. Byers is a general
                                       partner of KPCB VIII Associates, KPCB
                                       VII Associates and KPCB IX Associates.
                                       Mr. Byers disclaims beneficial ownership of the shares held directly by KPCB
                                       VIII, KPCB VIII FF, KPCB ZF II and KPCB
                                       IX Associates.

                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                             0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are
                                       directly held by KPCB ZF II, and 2,500
                                       shares are directly held by KPCB IX
                                       Associates. KPCB VIII Associates is the
                                       general partner of KPCB VIII and KPCB
                                       VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr. Byers
                                       is a general partner of KPCB VIII
                                       Associates, KPCB VII Associates and KPCB
                                       IX Associates. Mr. Byers disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF,
                                       KPCB ZF II and KPCB IX Associates.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     7,033,271
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         16.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26224102                  13G                    Page 5 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------

                                6      SHARED VOTING POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
   NUMBER OF                           directly held by KPCB IX Associates. KPCB
    SHARES                             VIII Associates is the general partner of
 BENEFICIALLY                          KPCB VIII and KPCB VIII FF. KPCB VII
    OWNED BY                           Associates is the general partner of KPCB
     EACH                              ZF II. Mr. Compton is a general partner
   REPORTING                           of KPCB VIII Associates, KPCB VII
  PERSON WITH                          Associates and KPCB IX Associates. Mr.
                                       Compton disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                             0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
                                       VIII Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Compton is a general partner
                                       of KPCB VIII Associates, KPCB VII
                                       Associates and KPCB IX Associates. Mr.
                                       Compton disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     7,033,271
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         16.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26224102                  13G                    Page 6 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
                                       VIII Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
   NUMBER OF                           Associates is the general partner of KPCB
    SHARES                             ZF II. Mr. Doerr is a general partner of
 BENEFICIALLY                          KPCB VIII Associates, KPCB VII Associates
    OWNED BY                           and KPCB IX Associates. Mr. Doerr
     EACH                              disclaims beneficial ownership of the
   REPORTING                           shares held directly by KPCB VIII, KPCB
  PERSON WITH                          VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                             0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
                                       VIII Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Doerr is a general partner of
                                       KPCB VIII Associates, KPCB VII Associates
                                       and KPCB IX Associates. Mr. Doerr
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VIII, KPCB
                                       VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     7,033,271
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         16.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26224102                  13G                    Page 7 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
  NUMBER OF                            VIII Associates is the general partner of
   SHARES                              KPCB VIII and KPCB VIII FF. KPCB VII
BENEFICIALLY                           Associates is the general partner of KPCB
   OWNED BY                            ZF II. Mr. Hearst is a general partner of
    EACH                               KPCB VIII Associates, KPCB VII Associates
  REPORTING                            and KPCB IX Associates. Mr. Hearst
 PERSON WITH                           disclaims beneficial ownership of the
                                       shares held directly by KPCB VIII, KPCB
                                       VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                             0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
                                       VIII Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Hearst is a general partner of
                                       KPCB VIII Associates, KPCB VII Associates
                                       and KPCB IX Associates. Mr. Hearst
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VIII, KPCB
                                       VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     7,033,271
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         16.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26224102                  13G                    Page 8 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
                                       VIII Associates is the general partner of
   NUMBER OF                           KPCB VIII and KPCB VIII FF. KPCB VII
    SHARES                             Associates is the general partner of KPCB
 BENEFICIALLY                          ZF II. Mr. Khosla is a general partner of
    OWNED BY                           KPCB VIII Associates, KPCB VII Associates
     EACH                              and KPCB IX Associates. Mr. Khosla
   REPORTING                           disclaims beneficial ownership of the
  PERSON WITH                          shares held directly by KPCB VIII, KPCB
                                       VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                             0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
                                       VIII Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Khosla is a general partner of
                                       KPCB VIII Associates, KPCB VII Associates
                                       and KPCB IX Associates. Mr. Khosla
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VIII, KPCB
                                       VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     7,033,271
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         16.2%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26224102                  13G                    Page 9 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /   (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
                                       VIII Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
   NUMBER OF                           Associates is the general partner of KPCB
    SHARES                             ZF II. Mr. Lacob is a general partner of
 BENEFICIALLY                          KPCB VIII Associates, KPCB VII Associates
    OWNED BY                           and KPCB IX Associates. Mr. Lacob
     EACH                              disclaims beneficial ownership of the
   REPORTING                           shares held directly by KPCB VIII, KPCB
  PERSON WITH                          VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                             0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are directly
                                       held by KPCB ZF II, and 2,500 shares are
                                       directly held by KPCB IX Associates. KPCB
                                       VIII Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Lacob is a general partner of
                                       KPCB VIII Associates, KPCB VII Associates
                                       and KPCB IX Associates. Mr. Lacob
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VIII, KPCB
                                       VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     7,033,271

--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          16.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26224102                  13G                    Page 10 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                             0
                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are
                                       directly held by KPCB ZF II, and 2,500
                                       shares are directly held by KPCB IX
                                       Associates. KPCB VIII Associates is the
   NUMBER OF                           general partner of KPCB VIII and KPCB
    SHARES                             VIII FF. KPCB VII Associates is the
 BENEFICIALLY                          general partner of KPCB ZF II. Mr.
    OWNED BY                           Mackenzie is a general partner of KPCB
     EACH                              VIII Associates, KPCB VII Associates and
   REPORTING                           KPCB IX Associates. Mr. Mackenzie
  PERSON WITH                          disclaims beneficial ownership of the
                                       shares held directly by KPCB VIII, KPCB
                                       VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                             0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       7,033,271 shares of which 6,313,633
                                       shares are directly held by KPCB VIII,
                                       365,600 shares are directly held by by
                                       KPCB VIII FF, 351,538 shares are
                                       directly held by KPCB ZF II, and 2,500
                                       shares are directly held by KPCB IX
                                       Associates. KPCB VIII Associates is the
                                       general partner of KPCB VIII and KPCB
                                       VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr.
                                       Mackenzie is a general partner of KPCB
                                       VIII Associates, KPCB VII Associates and
                                       KPCB IX Associates. Mr. Mackenzie
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VIII, KPCB
                                       VIII FF, KPCB ZF II and KPCB IX
                                       Associates.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     7,033,271
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         16.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 11 of 15 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     drugstore.com, inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     13920 SE Eastgate Way, Suite 300
                     Bellevue, WA 98005

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates and KPCB IX Associates.

                     KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     26224102

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, and the operating agreement of KPCB IX Associates, the general and limited partners of such entities, may have the right to receive dividends on, or the proceeds from the sale of the Shares of drugstore.com, inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                                  KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                                CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:      /s/ Michael S. Curry            Signature:   /s/ Brook H. Byers
                ---------------------------               ----------------------
                Michael S. Curry                             Brook H. Byers
                Attorney-in-Fact                             A General Partner

                                                KLEINER PERKINS CAUFIELD & BYERS
                                                VIII, L.P., A CALIFORNIA LIMITED
                                                PARTNERSHIP

                                                By KPCB VIII Associates, L.P.,
                                                a California Limited
                                                Partnership, its General Partner

                                                Signature:   /s/ Brook H. Byers
                                                          ----------------------
                                                             Brook H. Byers
                                                             A General Partner

                                  EXHIBIT INDEX

                                                                                               FOUND ON SEQUENTIALLY
EXHIBIT                                                                                            NUMBERED PAGE
-------                                                                                            -------------
Exhibit A:  Agreement of Joint Filing                                                                   14
Exhibit B:  List of General Partners of KPCB VIII Associates                                            15


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of drugstore.com, inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                                  KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                                CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:      /s/ Michael S. Curry            Signature:   /s/ Brook H. Byers
                ---------------------------               ----------------------
                Michael S. Curry                             A General Partner
                Attorney-in-Fact

                                                KLEINER PERKINS CAUFIELD & BYERS
                                                VIII, L.P., A CALIFORNIA
                                                LIMITED PARTNERSHIP

                                                By KPCB VIII Associates, L.P.,
                                                a California Limited
                                                Partnership, its General Partner

                                                Signature:   /s/ Brook H. Byers
                                                          ----------------------
                                                             Brook H. Byers
                                                             A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Douglas J. Mackenzie*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen


* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.